Exhibit 10

Written Description of Compensatory Arrangement

between

Sealed Air Corporation and J. Stuart K. Prosser, Senior Vice President

As approved April 4, 2006.

J. Stuart K. Prosser is a Senior Vice President of Sealed Air Corporation (the “Corporation”) and an employee of a wholly-owned U.K. subsidiary of the Corporation. Mr. Prosser participates in The Sealed Air UK Pension Plan (the “Pension Plan”), a defined benefit plan that closed to new members on June 1, 2000. The Corporation has agreed to allow Mr. Prosser’s full base salary as pensionable salary for purposes of determining benefits payable to Mr. Prosser under the Pension Plan. Previously the Corporation and Mr. Prosser had agreed that a portion of his base salary paid since January 1, 2004 would not have been included as pensionable salary for the purpose of calculating his benefit under the Pension Plan. Mr. Prosser is expected to retire from the Corporation during 2006. If Mr. Prosser retires on December 31, 2006, his credited service as at that same date will be 37 years and 10 months.

Based on the assumption that Mr. Prosser retires on December 31, 2006, the cost to the Corporation of such arrangement is estimated to be a one-time cost of approximately 250,000 British pounds (or U.S. $433,975 using current exchange rates). As active members contribute 5% of Pension Plan salary each year, Mr. Prosser would be required to pay 5% of the additional pensionable salary to bring the pension fund up to the required level. Under this new arrangement, Mr. Prosser would receive approximately an additional 16,200 British pounds (U.S. $28,121) in annual pension benefits, post retirement. His total annual pension would be approximately 109,200 British pounds (U.S. $189,560).